                                                                    EXHIBIT 4.14

                                    AGREEMENT

      This Agreement is executed and made effective as of this 24th day of March, 2004, by and among Glamis de Mexico, S.A. de C.V., a corporation organized and existing under the laws of Mexico ("Glamis de Mexico"), Glamis Exploracion, S.A. de C.V., a corporation organized and existing under the laws of Mexico ("Glamis Exploracion", with Glamis de Mexico and Glamis Exploracion at times collectively referred to herein as "Glamis"), Raleigh Mining International Limited, a company organized and existing under the laws of the Province of Ontario, Canada ("Raleigh"), Metallica Resources Inc., a Canadian federal corporation ("Metallica"), and Minera San Xavier, S.A. de C.V., a company organized and existing under the laws of Mexico ("MSX"). Glamis, Raleigh, Metallica and MSX are at times referenced in this Agreement individually as a "Party" and collectively as the "Parties".

                                    RECITALS

      A. Raleigh, Metallica, MSX and Glamis de Mexico are parties to that certain Share Purchase Agreement dated as of February 12, 2003 and other documents and instruments executed pursuant thereto by which Raleigh acquired all of the issued and outstanding capital stock of MSX owned by Glamis de Mexico.

      B. Pursuant to the Share Purchase Agreement, Raleigh, as Maker, and Metallica, as Guarantor, executed a Promissory Note in favor of Glamis de Mexico, a true and correct copy of which is attached hereto as Exhibit A. Pursuant to the Promissory Note, two payments of $2.5 million each remain payable, on the terms and conditions set forth in the Promissory Note.

      C. Also pursuant to the Share Purchase Agreement, MSX and Glamis de Mexico entered into a Royalty Deed, a true and correct copy of which is attached hereto as Exhibit B. Pursuant to the Royalty Deed, MSX is required to pay a Net Smelter Return Royalty on the production of minerals from the Cerro San Pedro project in Mexico, as more specifically set forth in the Royalty Deed.

      D. All of Glamis de Mexico's rights, interests and obligations pursuant to the Royalty Deed are now held by its affiliate, Glamis Exploracion, pursuant to that certain "Contrato de Cesion de Derechos" (translated as "Assignment of Rights Contract") dated as of March 18, 2004 (the "Assignment"), a true and correct copy of which is attached hereto as Exhibit C.

      E. In order to expedite the acquisition by Raleigh of the Shares (as described in the Share Purchase Agreement), the Parties now wish to effect the prepayment of the remaining payments under the Promissory Note and to cancel the obligations of MSX under the Royalty Deed, all on the terms and conditions set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

      1. Representations and Warranties.

            (a) Mutual Representations and Warranties. Each of Raleigh, Metallica and MSX represent and warrant to Glamis, and Glamis represents and warrants to Raleigh, Metallica and MSX, as follows: (i) it is a corporation duly incorporated, validly existing, and in good standing in its jurisdiction of incorporation; (ii) it has the necessary corporate power, authority and capacity to execute and deliver this Agreement and to perform the transactions contemplated herein; (iii) the execution of this Agreement and the completion of the transaction described herein will not violate or result in the breach of any bylaw, agreement, covenant, law, rule, regulation or administrative order or other legal restriction or requirement by which either Party or its properties may be bound; and (iv) upon due execution and delivery, this Agreement shall constitute its valid agreement, binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and except as may be limited by general principles of equity.

            (b) Glamis' Additional Representations and Warranties. Glamis represents and warrants to Raleigh, Metallica and MSX, as follows: (i) Glamis de Mexico is the lawful owner of the Promissory Note, and has not transferred, assigned or otherwise created any right in any third party to receive all or any portion of the payments required thereunder; (ii) Glamis Exploracion is the lawful owner of the Royalty Deed and has not transferred, assigned or otherwise created any right in any third party to receive all or any portion of the payments required thereunder; and (iii) pursuant to the Assignment, Glamis Exploracion now owns all rights, and has assumed all obligations, formerly applicable to Glamis de Mexico under the Royalty Deed.

      2. Transactions. In consideration of total payments of US$7.25 million, the Parties agree as follows:

            (a) The Promissory Note and all further obligations of Raleigh and Metallica thereunder shall be fully and forever cancelled and terminated.

            (b) The Royalty Deed and all further obligations of MSX thereunder shall be fully and forever cancelled and terminated.

      3. Closing: Delivery and Distribution of Documents.

            (a) Place and Date. The Closing of the transactions described herein shall take place at the offices of Glamis on March 24, 2004, concurrent with the final execution of this Agreement.

            (b) Deliveries to Glamis. At Closing, as consideration for the acquisition of the Shares, Raleigh, Metallica and MSX shall deliver to Glamis the following:

                  (i) Raleigh shall deliver to Glamis de Mexico US$5.00 million by wire transfer in immediately available funds;

                  (ii) MSX shall deliver to Glamis Exploracion US$2.25 million, plus IVA if applicable, by wire transfer in immediately available funds; and

                  (iii) Raleigh, Metallica and MSX shall each deliver a certified resolution of their respective Boards of Directors authorizing this Agreement and completion of the transactions contemplated herein.

            (c) Deliveries to Raleigh, Metallica and MSX. At Closing, Glamis shall deliver the following:

                  (i) Glamis de Mexico shall deliver to Raleigh the original Promissory Note, prominently marked "Cancelled" on the front page.

                  (ii) Glamis Exploracion shall deliver to MSX the original Royalty Deed, prominently marked "Cancelled" on the front page.

                  (iii) Glamis shall deliver to Raleigh, Metallica and MSX a certified resolution of the Board of Directors of Glamis de Mexico and Glamis Exploracion authorizing this Agreement and completion of the transaction contemplated herein.

            (d) Mutuality of Obligations. The obligations of each Party to deliver the items specified in this Section and to complete the transactions contemplated in this Agreement shall be conditioned upon and subject to the complete and timely performance by the other Parties of their respective obligations hereunder.

            (e) Further Assurances. At and after Closing, each of the Parties shall execute and deliver to the others such additional documents as may be necessary or desirable, in the reasonable opinion of any Party, to effectuate and confirm the transactions contemplated by this Agreement.

      4. Limitation on Claims. No claim or action thereon may be brought by a Party for breach of any representation or warranty provided in this Agreement unless written notice of the claim is provided to the other Party not later than
(1) year following the date of this Agreement. In the event that a Party brings suit under this Section 4, the prevailing Party in such action shall be entitled to recover all reasonable costs and expenses of such suit (including the costs and expenses of any appeals), including reasonable attorneys' fees.

      5. Confidentiality. Any or all of the Parties or their Affiliates may be required or otherwise choose to make a public release of the terms of this Agreement following its final execution. Prior to any public release of the fact or terms of this Agreement, the releasing Party agrees, for itself and its Affiliates, to provide notice to the other Party and the text of any proposed release. The other Party shall have not less than twenty-four (24) hours to review and comment on the content of the release.

      6. Notices. Any notice or other communication hereunder shall be given in writing and delivered by hand, by overnight courier or by facsimile at the following addresses:

            If to Glamis:           Glamis Exploracion, S.A. de C.V and
                                    Glamis de Mexico, S.A. de C.V.
                                    Attn: Secretary
                                    c/o Glamis Gold Ltd.
                                    5190 Neil Road, Suite 310
                                    Reno, Nevada 89510
                                    FAX: 775-827-6992

            with copy to:           Glamis Gold Ltd.
                                    Attn: Sr. Vice-President and General Counsel
                                    5190 Neil Road, Suite 310
                                    Reno, Nevada 89510
                                    FAX: 775-827-6992

            If to Raleigh:          Raleigh Mining International Limited
                                    c/o Metallica Management Inc.
                                    Attn: President and CEO
                                    12200 East Briarwood Ave., Suite 165
                                    Centennial, Colorado 80112
                                    FAX: 303-796-0265

            If to Metallica:        Metallica Resources Inc.
                                    c/o Metallica Management Inc.
                                    Attn: President and CEO
                                    12200 East Briarwood Ave., Suite 165
                                    Centennial, Colorado 80112
                                    FAX: 303-796-0265

            If to MSX:              Minera San Xavier, S.A. de C.V
                                    c/o Metallica Management Inc.
                                    Attn: President and CEO
                                    12200 East Briarwood Ave., Suite 165
                                    Centennial, Colorado 80112
                                    FAX: 303-796-0265

A Party may change its address hereunder by written notice to the other Parties All notices shall be effective and shall be deemed delivered (i) if by hand, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of electronic communication, and (iii) if by mail, on the next business day after actual receipt. For the purposes of the foregoing, "normal business hours" shall mean 8:00 a.m. to 5:00 p.m., local time, and "business day" shall mean any day other than Saturday, Sunday or a legal holiday in the local jurisdiction.

      7. Entire Agreement. This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof and shall supersede all prior agreements and understandings between the Parties. No representation, warranty, covenant or agreement with regard to the subject matter hereof shall be binding unless contained herein. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Parties subsequent to the execution of this Agreement.

      8. Governing Law; Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada, without regard to choice or conflict of laws rules or principles. The exclusive venue for any action brought to enforce or interpret this Agreement shall be Reno, Nevada. Such an action may be brought in any federal or state court in Reno, Nevada and the Parties agree to submit to the jurisdiction of such court. The Parties further agree that such venue and jurisdiction is fair, reasonable, appropriate and convenient.

      9. Successors and Assigns. This Agreement shall be binding upon and inure the benefit of the respective successors and assigns of the Parties hereto.

      10. Survival. To the extent necessary to effectuate the terms of this Agreement and the intention of the Parties, this Agreement shall survive the Closing and the execution and delivery of all instruments required to be delivered at Closing or thereafter pursuant to the Escrow Instructions or this Agreement. Without limiting the generality of the foregoing, the Parties agree that the following Sections shall survive: 1 (Representations and Warranties), 4 (Limitations on Claims), and 5 (Confidentiality).

      11. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be deemed but one and the same instrument.

      IN WITNESS WHEREOF, this Agreement has been executed and made effective as of the day and year provided above.

                                           "GLAMIS DE MEXICO"

                                           GLAMIS DE MEXICO, S.A. de C.V., a
                                           Mexico company

                                           By: /s/ C. Kevin McArthur
                                               ---------------------------------
                                           Name: C. Kevin McArthur
                                           Title: President

                                           'GLAMIS EXPLORACION"

                                           GLAMIS EXPLORACION, S.A. de C.V., a
                                           Mexico company

                                           By: /s/ C. Kevin McArthur
                                               ---------------------------------
                                           Name: C. Kevin McArthur
                                           Title: President

                                           "RALEIGH"

                                           RALEIGH MINING INTERNATIONAL LIMITED,
                                           an Ontario, Canada corporation

                                           By: /s/ Bradley J. Blacketor
                                               ---------------------------------
                                           Name: Bradley J. Blacketor
                                           Title: Vice President, Chief
                                           Financial Officer and Secretary

                                           "METALLICA"

                                           METALLICA RESOURCES INC.,
                                           a Canadian federal corporation

                                           By: /s/ Richard J. Hall
                                               ---------------------------------
                                           Name: Richard J. Hall
                                           Title: President and CEO

                                           "MSX"

                                           Minera San Xavier, S.A. de C.V.
                                           a Mexico company

                                           By: /s/ Richard J. Hall
                                               ---------------------------------
                                           Name: Richard J. Hall
                                           Title: Director

                                    EXHIBIT A
                                 PROMISSORY NOTE

$16,000,000.00                                                 February 12, 2003

                                                                Denver, Colorado

      FOR VALUE RECEIVED, the undersigned Raleigh Mining International Limited, a company organized and existing under the laws of the Province of Ontario, Canada ("Maker"), hereby promises to pay to the order of Glamis de Mexico, S.A. de C.V., a corporation organized and existing under the laws of Mexico, or any subsequent holder of this Note ("Holder"), the sum of Sixteen Million Dollars and No Cents (U.S. $16,000,000.00), with no interest thereon prior to default. The undersigned Metallica Resources Inc., a Canadian federal corporation ("Guarantor"), is the direct corporate parent of Maker and is the guarantor of Maker's obligations under this Note pursuant to that certain Guaranty dated February 12, 2003, from Guarantor in favor of Holder.

      1. Payment of Note. This Note shall be payable as follows:

            (a) Five Million Dollars (US$5,000,000) shall be paid at the earliest to occur of the following: (i) six (6) months from February 12, 2003, or (B) three (3) business days following the date on which Maker and/or its subsidiary, Minera San Xavier, S.A. de C.V., a company organized and existing under the laws of Mexico ("MSX") and/or Guarantor both (X) completes and receives the proceeds from a public or private debt or equity financing which provides net proceeds to Maker or MSX of not less than Five Million Dollars (US$5,000,000) and (Y) receives all permits and approvals necessary to commence development and construction activities at the Cerro San Pedro gold mining project in San Luis Potosi, Mexico, that is owned and operated by MSX (the "Cerro San Pedro Project.).

            (b) Six Million Dollars (US$6,000,000) shall be paid twelve (12) months from February 12, 2003, provided, however, that if Maker and Guarantor do not have the financial ability to make such payment in cash, then Guarantor may make all or part of that payment by delivering to Holder fully registered and freely tradable common shares of Guarantor, together with such duly executed stock powers or endorsements as are necessary to properly transfer the Guarantor shares from Guarantor to Holder under the laws of Canada. The shares so delivered shall be priced at the greatest allowable discount under applicable Canadian and/or TSE rules from the average closing price of Guarantor's shares on the Toronto Stock Exchange for twenty (20) trading days preceding the date on which the payment became due to Holder. In the event that Guarantor elects to deliver common shares to Holder in lieu of cash as provided in this paragraph
(b), the following terms and covenants shall apply:

                  (i) In the event that Holder wishes to sell more than one hundred thousand (100,000) of Guarantor's shares during any ten (10) day trading period, Holder shall provide Guarantor not less than forty - eight (48) hours prior notice to afford Guarantor the opportunity to place the shares at the then-prevailing market price. If Guarantor is unable to place the shares or fails to respond to Holder within the forty-eight
                        (48) hour period, Holder shall be free to sell the shares in the open market;

                  (ii) In the event that Guarantor intends to conduct any equity financing by way of public issue or private placement while Holder still holds Guarantor shares, Guarantor shall notify Holder of the same and shall provide Holder the opportunity, exercisable at Holder's sole discretion, to sell all or a portion of its shares in the same transaction. The maximum number of Holder's shares to be included in the equity financing shall be the same percentage of the total shares to be issued as the Holder's shares represent of the total issued and outstanding shares of Guarantor prior to the equity financing; and

                  (iii) Guarantor shall warrant to Holder, at the time of
                        delivery of Guarantor's shares, that: (i) Guarantor is the lawful and registered owner of Guarantor's shares, free and clear of all claims, liens, encumbrances, assessments and rights of third parties; (ii) no third party has subscribed to or has any right to subscribe to the purchase or other acquisition of Guarantor's shares; and (iii) neither Holder nor Guarantor is or will be required to give any notice to or obtain any consent from any person, entity or governmental authority in connection with the transfer to Holder of Guarantor's shares.

As used in this Note, "Guarantor" shall mean Metallica Resources Inc., a Canadian federal corporation.

            (c) Two Million Five Hundred Thousand Dollars (US$2,500,000) payable five (5) business days following the date on which Minera San Xavier, S.A. de C.V., a company organized and existing under the laws of Mexico ("MSX") commences the commercial production of minerals at the Cerro San Pedro Project. For purposes of this Note: (i) the commencement of commercial production shall be deemed to have occurred on the date that a cumulative total of ten thousand (10,000) gold-equivalent ounces of dore or mineral concentrate from production from the Cerro San Pedro Project has been delivered for refining to a commercial refiner; and (ii) "Cerro San Pedro Project" means and refers to the Cerro San Pedro gold and silver mining project in San Luis Potosi, Mexico, that is operated by MSX.

            (d) Two Million Five Hundred Thousand Dollars (US$2,500,000) payable twelve (12) months following the date on which MSX commences the commercial production of minerals at the Cerro San Pedro Project.

      2. Prepayment. This Note may be prepaid by Maker, in whole or in part, without penalty. Any partial prepayment of any installment shall be applied against the principal amount of that installment but shall not postpone the due date of such installment or any subsequent payments or change the amount of such payments.

      3. Late Payment. Maker shall pay to Holder a late charge of five percent (5%) of any payment not received by the Holder within ten (10) days after the payment is due.

      4. Default Interest. If any payment required by this Note is not paid when due, the outstanding principal balance shall bear interest, at the rate of the lesser of the prime rate announced from time to time by Wells Fargo Bank West, N.A., plus five percent (5%) per annum or the maximum rate allowed by applicable law (the "Default Rate"), from the date of the default until paid. .

      5. Right to Cure/Acceleration. If any payment required by this Note is not paid when due, Holder shall give written notice of default to Maker. Maker shall have ten (10) days from Maker's receipt of such notice in which to cure such default by making the required payment together with late payment charges under
Section 3 of this Note (if the default is not cured within the time specified in Section 3) and. together with interest as specified in Section 4 of this Note. Upon the failure of Maker to cure such default and at the option of the Holder, the entire principal amount outstanding shall at once become due and payable. The Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys' fees

      6. Waiver. Maker, Guarantor and all other makers, sureties, guarantors, and endorsers hereby waive presentment, demand, dishonor, notice of dishonor, protest, notice of protest, and all other procedural prerequisites to enforcement of this Note. This Note shall be the joint and several obligation of Maker and all other makers, sureties, guarantors and endorsers, and their successors and assigns.

      7. Notices and Payments. All payments under this Note and any notice to Holder, Maker or Guarantor shall be given in writing and delivered by hand, by overnight courier or by facsimile at the following addresses:

            If to Holder:           Glamis de Mexico, S.A. de C.V
                                    Attn: Secretary
                                    c/o Glamis Gold Ltd.
                                    5190 Neil Road, Suite 310
                                    Reno, Nevada 89510
                                    FAX: 775-827-6992

            with copy to:           Glamis Gold Ltd.
                                    Attn: Sr. Vice-President and General Counsel
                                    5190 Neil Road, Suite 310
                                    Reno, Nevada 89510
                                    FAX: 775-827-6992

            If to Maker:            Raleigh Mining International Limited
                                    c/o Metallica Management Inc.
                                    ATTN: President and CEO
                                    12200 E. Briarwood Avenue, Suite 165
                                    Centennial, Colorado 80112
                                    FAX: 303-796-0265

            If to Guarantor:       Metallica Resources Inc.
                                   Attn: President and CEO
                                   3979 E. Arapahoe Road, Suite 100
                                   Littleton, Colorado 80122
                                   FAX: 303-796-0265

      Maker, Holder and Guarantor may change its addresses hereunder by written notice to the others. All notices shall be effective and shall be deemed delivered (i) if by hand, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of electronic communication, and (iii) if by mail, on the next business day after actual receipt. For the purposes of the foregoing, "normal business hours" shall mean 8:00 a.m. to 5:00 p.m., local time, and "business day" shall mean any day other than Saturday, Sunday or a legal holiday in the local jurisdiction.

      8. Governing Law/Venue. This Note shall be governed by the laws of the State of Nevada, without regard to choice or conflict of laws rules or principles. The exclusive venue for any action brought to enforce or interpret this Note shall be Reno, Nevada. Such action may be brought in any federal or state court in Reno, Nevada and the Maker and the Guarantor (i) agree to submit to the jurisdiction of such court and (ii) agree that such venue and jurisdiction is fair, reasonable, appropriate and convenient.

                                           "MAKER"

                                           RALEIGH MINING INTERNATIONAL LIMITED,
                                           an Ontario, Canada corporation

                                           By: /s/ Bradley J. Blacketor
                                               ---------------------------------
                                           Name: Bradley J. Blacketor
                                           Title: Secretary

                                           "GUARANTOR"

                                           METALLICA RESOURCES INC.,
                                           a Canadian Federal corporation

                                           By: /s/ Bradley J. Blacketor
                                               ---------------------------------
                                           Name: Bradley J. Blacketor
                                           Title: Secretary

                                    EXHIBIT B
                                  ROYALTY DEED

      THIS ROYALTY DEED (this "Deed") is made effective this 12th day of February, 2003, between Minera San Xavier, S.A. de C.V., a company organized and existing under the laws of Mexico ("MSX"), as grantor, and Glamis de Mexico, S.A. de C.V., a corporation organized and existing under the laws of Mexico ("Glamis"), as grantee. MSX and Glamis are at times referenced in this Deed individually as a "Party" and collectively as the "Parties."

                                 I. DEFINITIONS

      In addition to the definitions contained elsewhere in this Deed, the following terms shall have the meanings assigned to them in this Article I:

      1.1 "AFFILIATE" shall mean any person, partnership, joint venture, corporation or other entity or form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of a majority of voting securities, contract, ability to appoint a majority of a board of directors, voting trust or otherwise.

      1.2 "CERRO SAN PEDRO PROJECT" shall mean the Cerro San Pedro gold and silver mining project in San Luis Potosi, Mexico. The Cerro San Pedro Project encompasses the Properties and adjacent lands that now or hereafter are operated with the Properties as a single mining operation.

      1.3 "CERRO SAN PEDRO PROJECT LANDS" shall mean the Properties and adjacent lands that now or hereafter are operated with the Properties as a single mining operation.

      1.4 "EFFECTIVE DATE" shall mean February 12, 2003.

      1.5 "MINERALS" shall mean all ores, metals, minerals, tailings, concentrates and other mineral products mined, extracted, produced, removed and sold from the Properties..

      1.6 "MSX" shall mean Minera San Xavier, S.A. de C.V., a company organized and existing under the laws of Mexico, its successors and assigns.

      1.7 "PROPERTIES" shall mean the real property and associated concessions, minerals, mineral rights, mining and other properties rights that are described in Attachment 1 to this Deed and/or that are acquired or held by MSX, any of its Affiliates or any of their respective successors and assigns for the benefit of the Cerro San Pedro Project on or after the Effective Date, together with all replacements, renewals or extensions of the foregoing.

      1.8 "ROYALTY" shall mean the net smelter return production royalty granted to Glamis pursuant to Article II.

                              II. GRANT OF ROYALTY

      2.1 GRANT. FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the receipt and sufficiency of which MSX hereby acknowledges, MSX grants to Glamis a royalty (the "Royalty") on the Net Returns of all Minerals mined and removed from the Properties and sold or deemed to have been sold by or for MSX, on the terms and conditions herein specified.

      2.2 PERCENTAGE OF NET RETURNS.

            (a) Refined Gold. The percentage of Net Returns to be paid to Glamis for refined gold produced from Minerals mined from the Properties shall be based as follows:

Monthly Average Gold
Returns
Price Per Ounce         Percentage of Net
---------------         -----------------
Less than $325.00               0.0%
$325.00-$349.99                 0.5%
$350.00-$374.99                 1.0%
$375.00-$399.99                 1.5%
$400.00 or above                2.0%

            (b) Other Products. In the event that MSX causes silver or other refined metals other than refined gold to be produced from Minerals mined from the Properties, or in the event that MSX sells raw ore, dore or concentrates produced from Minerals mined from the Properties, the percentage of Net Returns to be paid Glamis for such products shall be that percentage set forth in
Section 2.2(a) determined based on the price of gold as provided in Section 2.3.

      2.3 CALCULATION OF NET RETURNS. It is the intention of the Parties that the Royalty be based upon the value, at the boundary of the Cerro San Pedro Project Lands, of the Minerals produced and sold or deemed sold, determined by reference to published prices for refined gold, silver and other metals and the actual proceeds of sales for other Minerals, all as provided in Section 2.3(a) below. Glamis acknowledges that it may be necessary or appropriate to process, treat or upgrade Minerals of the Cerro San Pedro Project Lands before they are sold and that, to determine the value of such Minerals at the boundary of the Cerro San Pedro Project Lands, MSX shall be entitled to deduct all costs and only those costs incurred or deemed incurred by MSX after the Minerals leave the Cerro San Pedro Project Lands. Therefore, the Parties agree that as used this Agreement, "Net Returns" shall mean Gross Proceeds (as defined in Section 2.3(a) below) less Costs and Expenses (as defined in Section 2.3(b) below).

            (a) Gross Proceeds. As used in this Agreement, "Gross Proceeds" shall mean and shall be calculated as follows:

                  (i) Refined Gold. If MSX causes refined gold to be produced from Minerals mined from the Properties, the Royalty shall be paid on the refined gold, as herein provided. For purposes of determining the Royalty, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price, and the Gross Proceeds shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price for that month. As used herein, "Gold Production" shall mean the quantity of refined gold out-turned during the calendar month to MSX's pool account by an independent third-party refinery from Minerals produced from the Properties, on either a provisional or final settlement basis. As used herein, "Monthly Average Gold Price" shall mean the average London Bullion Market

Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported.

                  (ii) Refined Metals Other Than Gold. If MSX causes silver or other refined metals other than refined gold to be produced from Minerals mined from the Properties, the Royalty shall be paid on the refined metal produced, as herein provided, and the Gross Proceeds shall be determined by multiplying Refined Metal Production during the calendar month by the Monthly Average Refined Metal Price for that month. As used herein, "Refined Metal Production" shall mean the quantity of Refined Metal out-turned during the calendar month to MSX's pool account by an independent third-party refinery from Minerals produced from the Properties, on either a provisional or final settlement basis. As used herein, "Monthly Average Refined Metal Price" shall mean the average New York Refined Metal Price as published by Metals Week, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

                  (iii) Raw Ore, Dore or Concentrates. Subject to Section 2.4, if MSX sells raw ore, dore or concentrates produced from Minerals mined from the Properties, then the Gross Proceeds shall be equal to the amount of the proceeds actually received by MSX during the calendar month from the sale of such raw ore, dore or concentrates.

            (b) Costs and Expenses. As used in this Agreement, "Costs and Expenses" shall mean all costs, charges, and expenses paid or deemed incurred by MSX for or with respect to Minerals produced from the Properties, after such Minerals leave the Cerro San Pedro Project Lands, including, without limitation:

                  (i) charges for treatment in the smelting and refining processes (including handling, processing, interest, provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

                  (ii) actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Minerals (with respect to which Royalty is paid) from the Cerro San Pedro Project Lands to the place of treatment as described in Section 2.3(b)(i) above and then to the place of sale;

                  (iii) costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Minerals;

                  (iv) actual sales and brokerage costs paid to third-parties, if any, on Minerals for which the Royalty is based on actual proceeds received by MSX and an allowance for reasonable sales and brokerage costs paid to third-parties, if any, for refined metals that are subject to the Royalty provided in Section 2.3(a)(i),(ii) and (iii); and

                  (v) sales, use, severance and any other tax based directly upon, measured by and actually assessed against the value or quantity of Minerals produced, but excluding any and all taxes and any payments, taxes, and fees: (X) based upon the net or gross income of MSX or any owner or operator of the Properties or the Cerro San Pedro Project; (Y) based upon the value of the Properties or the Cerro San Pedro Project, the privilege of doing business, or other similarly based payments, taxes or fees; and (Z) not based directly upon and actually assessed against the value or quantity of Minerals produced.

In the event that smelting and/or refining are carried out in facilities owned or controlled by MSX or any Affiliate of MSX, then charges, costs and penalties for such operations, including without limitation for loading, transportation and associated insurance, shall mean the amount that MSX would have incurred if such operations were carried out at facilities not owned or controlled by MSX or any Affiliate of MSX then offering comparable custom services for comparable products on prevailing terms.

      2.4 SALES TO AFFILIATES. MSX shall be permitted to sell Minerals from the Properties in the form of raw ore, dore, or concentrates to an Affiliate of MSX, provided that such sales shall be considered, solely for the purpose of computing the Royalty, to have been sold at prices and on terms no less favorable than those that would be extended to an unaffiliated third party under similar circumstances.

      2.5 COMMINGLING. MSX shall have the right of mixing or commingling, at any location and either underground or at the surface, Minerals produced from the Properties with Minerals produced from other lands, provided that MSX shall determine the weight, grade or volume of, sample and analyze all such Minerals before the same are so mixed or commingled. Any such determination of weight, grade or volume, sampling and analysis shall be made in accordance with sound sampling and analytic practices, and procedures. The weight, grade or volume and the analysis so derived shall be used as the basis of allocation of Royalty payable to Glamis hereunder in the event of a sale by MSX of Minerals so mixed or commingled.

                             III. PAYMENT OF ROYALTY

      3.1 ACCRUAL AND PAYMENT OF ROYALTY. The obligation to pay Royalty shall accrue upon the out-turn of refined metals meeting the requirements of the specified published price to MSX's account or the sooner sale of unrefined metals, dore, concentrates, ores or other mineral products, as herein provided. Royalties shall become due and payable quarterly on the fifteenth (15th) day of the month next following the end of the calendar month in which the same accrue. In the event that MSX determines that any payment of Royalty was underpaid or overpaid, MSX shall correct such overpayment or underpayment by adjustment to the amount of the next subsequent payment of Royalty following such determination.

      3.2 PROVISIONAL STATEMENTS. Where out-turn of refined metals is made by an independent third-party refinery on a provisional basis, the Gross Proceeds and the Royalty paid to Glamis for such metals in any month shall be based upon the amount of refined metal credited by such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery.

      3.3 MONTHLY STATEMENTS. Royalty payments shall be accompanied by a statement showing in reasonable detail the following: (a) the quantities and grades of the refined metals, dore, concentrates, other mineral products, or ores produced and sold or deemed to have been sold by MSX in the preceding calendar month; (b) the average monthly price determined as provided in Section 2.3(a)(i) and (ii) for refined metals on which Royalty is due; (c) the proceeds of sale for other Minerals on which Royalty is due, determined as provided in
Section 2.3(a)(iii) and Section 2.4; (d) Costs and Expenses; and (e) other pertinent information in sufficient detail to explain the calculation of the Royalty payment. Monthly royalty statements also shall list the quantity and quality of any dore that has been retained as inventory for more than sixty (60) days.

      3.4 GLAMIS' ELECTION WITH RESPECT TO INVENTORY UPON RECEIPT OF MONTHLY STATEMENT. Glamis shall have fifteen (15) days after receipt of each monthly statement rendered to it pursuant to Section 3.3 to either:

            (a) request that inventoried dore be deemed sold as provided in
Section 2.3(a)(i) and (ii) above as of the fifteenth (15th) day of the month for which the monthly statement was rendered, utilizing the mine weights and assays for such dore and utilizing a deemed charge for all Costs and Expenses as specified in Section 2.4 above which shall be based upon the most recent charges to MSX for such items; or

            (b) elect to wait until the time that refined gold or silver from such dore is actually out-turned to MSX or such dore is sooner sold by MSX.

The failure of Glamis to respond within the fifteen (15) day period shall be deemed to be an election under (b) above. No Royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

      3.5 OBJECTIONS TO ROYALTY PAYMENTS/AUDITS. All Royalty Payments made during each calendar year shall be considered final and in full satisfaction of all obligations of MSX with respect thereto, unless Glamis gives MSX written notice describing and setting forth a specific objection to the determination thereof within ninety (90) days following the end of the calendar year during which such Royalties were paid. During the ninety (90) day period, Glamis shall have the right, upon reasonable notice and at a reasonable time, to have MSX's accounts and records relating to the calculation of the Royalties paid during such calendar year audited by Glamis or an independent certified public accountant acceptable to Glamis and MSX. If such audit determines that there has been a deficiency or an excess in the payment made to Glamis, such deficiency or excess shall be resolved by adjusting the next monthly Royalty payment due hereunder, or by direct payment if no monthly Royalty payment follows the audit determination. Glamis shall pay all costs of such audit unless a deficiency of ten percent (10%) or more of the amount due to Glamis is determined to exist. MSX shall pay the costs of such audit if a deficiency of ten percent (10%) or more of the amount due to Glamis is determined to exist. All books and records used by MSX to calculate Royalties due hereunder shall be kept in accordance with generally accepted account principles, consistently applied. Failure on the part of Glamis to make a claim on MSX for adjustment within such ninety (90) day period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

      3.6 TAKE IN KIND ELECTION. At the beginning of each calendar year during which MSX may produce Minerals from the Properties, Glamis may elect to take its Royalty in kind for the following calendar year. Glamis must notify MSX of its election to take its Royalty in kind not less than thirty (30) days prior to the beginning of the calendar year. If no notice is given by Glamis to MSX, Glamis shall be deemed to have elected to not take its Royalty in kind. In the event Glamis elects to take its Royalty in kind, Glamis shall receive its proportionate interest of concentrates, dore or other processed materials that MSX has not yet removed from the Properties Cerro San Pedro Project Lands for delivery to the smelter, refiner or other purchaser. In such cases, Glamis shall be solely responsible for the loading and transporting of such in kind materials and shall further be responsible for all further Costs and Expenses with respect to such materials as defined in Section 2.3(b). Any election by Glamis pursuant to this Section 3.6 shall remain in effect for the entire calendar year for which such election was made.

                      IV. NATURE OF INTEREST/BINDING EFFECT

      4.1 NATURE OF ROYALTY. The Royalty is a strictly passive and non-participating interest and shall not entitle Glamis to participate in any decisions whatsoever concerning the Properties, the Cerro San Pedro Project, or operations thereon.

      4.2 BINDING EFFECT. The Royalty shall be deemed to be a burden upon the Properties and shall run with the land such that it shall be binding upon any and all successors-in-interest of MSX, whether by sale or transfer or by operation of law.

      4.3 FURTHER ASSURANCES AND CONTINUING OBLIGATIONS. MSX agrees to execute and record or register such documents or to take such other actions as may be necessary under local law to evidence Glamis' Royalty in the appropriate records and registries in Mexico. Notwithstanding the foregoing, it is understood and acknowledged by the Parties that such registration may not be possible. Therefore, it is further understood and agreed that MSX shall remain liable for all Net Returns that may become due to Glamis under this Royalty Deed, regardless of any transfers by MSX, its successors or assigns, of all or any interest in the Cerro San Pedro Project or in the Properties.

                                   V. GENERAL

      5.1 BOOKS AND RECORDS. MSX shall keep accurate records and books of account for all mining operations conducted by it or under its control on the Properties, showing particularly the quantity, grade and composition of all Minerals, all receipts from the sale thereof and all Costs and Expenses. In addition to it audit rights under Section 3.5, Glamis, upon demand but not more frequently than once in any six month period, at its sole cost and expense and at reasonable times and places, may conduct or perform any or all of the following activities: (i) inspect the Properties and any sites utilized in connection with operations thereon or the processing, storage or transportation of any Minerals; and (ii) inspect, review and copy any and all books, records, documents, correspondence, mine plans, geological data, studies and other information, of all types and descriptions whatsoever, pertaining or relating in any way to the calculation of Royalty payable pursuant to this Deed, mining or other operations conducted on the Properties or the processing, storage or transportation of any Minerals.

      5.2 GOVERNING LAW/VENUE. This Deed shall be governed and interpreted in accordance with the laws of the State of Nevada, without regard to choice or conflict of laws rules or principles. The exclusive venue for any action brought to enforce or interpret this Agreement shall be Reno, Nevada. The Parties may bring such an action in any federal or state court in Reno, Nevada. The Parties
(i) agree to submit to the jurisdiction of such court and (ii) agree that such venue and jurisdiction is fair, reasonable, appropriate and convenient.

      5.3 ATTORNEY'S FEES. In the event of litigation arising under or relating to this Deed or the calculation and payment of Royalty under this Deed, the prevailing party in such action shall be entitled to recover all reasonable costs and expenses of such suit (including the costs and expenses of any appeals), including reasonable attorneys' fees.

      5.4 NOTICES AND PAYMENTS. All payments, notices and other communications required or permitted under this Deed shall be given in writing and delivered by hand, United States certified mail, overnight courier, or facsimile at the following addresses:

                 If to Glamis:              Glamis de Mexico, S.A. de C.V
                                            Attn: Secretary
                                            c/o Glamis Gold Ltd.
                                            5190 Neil Road, Suite 310
                                            Reno, Nevada 89510
                                            FAX: 775-827-6992

                 If to MSX:                 Minera San Xavier, S.A. de C.V
                                            c/o Metallic Management Inc.
                                            ATTN: President and CEO
                                            12200 E. Briarwood Avenue, Suite 165
                                            Centennial, Colorado 80112
                                            FAX: 303-796-0265

      A Party may change its address hereunder by written notice to the other Party All notices shall be effective and shall be deemed delivered (i) if by hand, by certified mail, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of electronic communication, and (iii) if by mail, on the next business day after actual receipt. For the purposes of the foregoing, "normal business hours" shall mean 8:00 a.m. to 5:00 p.m., local time, and "business day" shall mean any day other than Saturday, Sunday or a legal holiday in the local jurisdiction. Executed as of the Effective Date.

                                           "MSX"

                                           Minera San Xavier, S.A. de C.V., a
                                           Mexico company

                                           By: /s/ Charles A. Jeannes
                                               ---------------------------------
                                                Charles A. Jeannes, Director

                                           By: /s/ Fred H. Lightner
                                               ---------------------------------
                                               Fred H. Lightner, Director

                                           "GLAMIS"

                                           GLAMIS de MEXICO, S.A. de C.V., a
                                           Mexico company

                                           By: /s/ Charles A. Jeannes
                                               ---------------------------------
                                               Charles A. Jeannes, Director

STATE OF COLORADO       )
                        ) ss
COUNTY OF DENVER        )

      The foregoing instrument was acknowledged before me this 12th day of February 2003, by Charles A. Jeannes as Director of Minera San Xavier, S.A. de C.V., as its free act and deed.

Witness my hand and official seal.

[DALANA RAYNE SEAL]

                        ) )
                        ss
                        )

                                           /s/ [ILLEGIBLE]
                                           -------------------------------------
Expires 12/18/06                           Notary Public /

STATE OF COLORADO       )
                        ) ss
COUNTY OF DENVER        )

      The foregoing instrument was acknowledged before me this 12th day of February 2003, by Fred H. Lightner, as Director of Minera San Xavier, S.A. de C.V., as its free act and deed.

      Witness my hand and official seal.

                                           /s/ Randy L. Parcel
                                           -------------------------------------
My Commission Expires 4/24/04              Notary Public

STATE OF COLORADO       )
                        ) ss
COUNTY OF DENVER        )

      The foregoing instrument was acknowledged before me this 12th day of February 2003, by Charles A. Jeannes, as Director of Glamis de Mexico, S.A. de C.V., a corporation organized and existing under the laws or Mexico, as its free act and deed.

Witness my hand and official seal.

[DALANA RAYNE SEAL]

                                           /s/ [ILLEGIBLE]
                                           -------------------------------------
My Commission Expires 12/18/06             Notary Public

                      [NOTARIES AS REQUIRED BY MEXICO LAW]

                                  ATTACHMENT 1
                                       to
                      Royalty Deed dated February 12, 2003,
            between Minera San Xavier, S.A. de C.V., as grantor, and
                    Glamis de Mexico, S.A. de C.V, as grantee

                                 THE PROPERTIES

The Properties are comprised of the following mineral concessions, surface rights under legal deed and surface rights under legal deed in process:

                               Mineral Concessions

The mineral concessions comprising the Cerro San Pedro Property are as follows:

                       CERRO SAN PEDRO MINERAL CONCESSIONS

GROUP        CONCESSION NAME            CONCESSION TYPE              TITLE NUMBER             HECTARES
-----        ---------------            ---------------              ------------             --------
GROUP 1. 100% Minera San Xavier
1.           La Princesa                  Exploitation                  180298                  5.5916
2.           La Princesa Poniente         Exploitation                  180366                  0.0076
3.           Begonia                      Exploitation                  181179                 10.0000
4.           Santa Ana                    Exploitation                  180598                  8.0000
5.           Santa Ana Sur                Exploitation                  180597                  1.5076
6.           Los Blancos                  Exploitation                  181180                  9.0394
7.           Gorgorron                    Exploitation                  180300                  9.6250
8.           San Nicolas                  Exploitation                  180608                  6.9788
9.           San Nicolas Sur              Exploitation                  180610                  1.4896
10.          San Nicolas Suroeste         Exploitation                  180609                  0.1923
11.          Los Riscos                   Exploitation                  182282                  4.3474
12.          La Concepcion                Exploitation                  182281                  4.0000
                                                                     Subtotal                  60.7793
GROUP 2. Optionor: Roberto Alcalde Garcia - Cristina 2 Group
13.          Cristina 2                   Exploitation                  180938                  0.5537
14.          Gama                         Exploitation                  179256                 41.6391
15.          La Canoa 3                   Exploitation                  184906                  0.0051
16.          Omega 2                      Exploitation                  180958                  0.1687
17.          La Canoa 2                   Exploitation                  180948                  0.6649
18.          Cristina                     Exploitation                  186321                 93.6228
19.          La Canoa                     Exploitation                  186370                  3.4799
20.          Omega                        Exploitation                  193390                  2.0576
                                                                     Subtotal                 142.1918
GROUP 3. 100% Minera San Xavier
21.          San Salvador                 Exploitation                  186268                 12.9399

22.          Tribilin                    Exploitation                   187088                 18.2808
23.          La Victoria                 Exploitation                   185387                 10.3797
24.          Gabriel                     Exploitation                   211849                 18.0000

                       CERRO SAN PEDRO MINERAL CONCESSIONS

GROUP        CONCESSION NAME            CONCESSION TYPE              TITLE NUMBER             HECTARES
-----        ---------------            ---------------              ------------             --------
GROUP 3 (continued)                                                    Subtotal                 59.6004
GROUP 4. 100% Minera San Xavier
25.          Barreno                      Exploitation                  179603                  11.2359
                                                                     Subtotal                   11.2359
GROUP 5. 100% Minera San Xavier
26.          Porvenir IV Fracc. A         Exploration                   201484                  51.7965
27.          Porvenir IV Fracc. B         Exploitation                  216926                   1.3237
28.          Porvenir V                   Exploitation                  218428                  11.7876
                                                                     Subtotal                   64.9078
GROUP 6. Optionor: Antonio Alvarez Ruiz-Porvenir Group
29.          Porvenir                     Exploitation                  214835                   4.4241
30.          Porvenir I                   Exploitation                  183925                  12.0000
31.          Porvenir II                  Exploitation                  186269                   2.9981
32.          El Porvenir III              Exploitation                  212189                  11.9902
                                                                     Subtotal                   31.4124
GROUP 7. ' 100% Minera San Xavier
33.          Toro de Oro                  Exploitation                  206548                  99.5187
34.          Gumercinda                   Exploitation                  205211                  20.0000
                                                                     Subtotal                 119.5187
GROUP 9. 100% Minera San Xavier
36.          Pedro                        Exploitation                  217859                1969.5069
37.          Pedro 2                      Exploration                   204412                 421.4346
                                                                     Subtotal                 2390.9415
GROUP 10.  100% Minera San Xavier
38.          La Loteria                   Exploitation                  184377                   3.8809
39.          San Fausto                   Exploitation                  179722                   1.5000
40.          Maria del Pilar              Exploitation                  179259                   0.0049
41.          El Campeon                   Exploitation                  179257                   0.2072
                                                                     Subtotal                    5.5930
OTHER. 100% Minera San Xavier
42           Gitano                       Exploration                   208096                  64.0000
43.          La Virgen                    Exploration                   208466                   10.000
44.          Mark                         Exploration                   210667                   0.0529
45.          Aracely                      Exploration                   210668                   9.3396
46.          Davide                       Exploration                   211606                   0.0788
47.          Maria Sofia                  Exploration                   215378                   0.2470
48           Laura Maria                  Exploration                   215499                   1.0976
49.          Tama                         Exploration                   215896                   0.6660
                                                                     Subtotal                   85.4819

                                                                                             ----------
                                                                     TOTAL                   2,971.6627
                                                                                             ==========

                       Exhibit A-1 continued on next page

                                 THE PROPERTIES
                       MSX Surface Rights with Legal Deeds

 DEED      DATE OF
NUMBER    AGREEMENT       PLACE                                   SELLER                         AMOUNT PESOS
------    ---------       -----                                   ------                         ------------
  45      10-Dec-96       C.S.P                       Jose de Jesus de Alba Flores                  850,000
  27      14-Aug-98       C.S.P                         Cirina Martinez Gutierrez                   250,000
  20      31 -Mar-01      C.S.P                           Fidel Alonso Barbosa                      225,000
  46      10-Dec-96       C.S.P                          Ricardo Medellin Siller                    180,000
  43      20-Apr-99       C.S.P                         Aristeo Gutierrez Chavez                    150,000
  21      28-Jun-99       C.S.P                           Fidel Alonso Barbosa                      150,000
  24      ll-Oct-99       C.S.P                          Camilo Martinez Guevara                    110,O00
  44      20-Mar-97       C.S.P                       Jose de Jesus de Alba Flores                  100,996
  10      ll-Sep-98       C.S.P                          Antonio Perez Almaguer                      75,O00
  42      20-Mar-97       C.S.P                       Jose de Jesus de Alba Flores                   73,138
  26      10-Aug-98       C.S.P                            Santos Nava Arista                        58,000
  26      14-Aug-98       C.S.P                         Carlos Escalante Martinez                    49,725
  43      20-Mar-97       C.S.P                         Agustin Gutierrez Marquez                    45,660
  28       7-Nov-97       C.S.P                         Agustin Gutierrez Marquez                    40,000
  38      21-Aug-97       C.S.P                      Juan Carlos Escalante Hernandez                 35,000
  27      27-Jun-97       C.S.P                           Cirilo Blanco Tobias                       32,000
  44       3-Sep-99       C.S.P                          Fidela Dimas Chavarria                      25,000
  37      21-Aug-97       C.S.P                         Cirina Martinez Gutierrez                    15,000
  57      6- Apr-01     ZAPATILLA                    Acta Conjunta por la Zapatilla               3,184,345
  39      20-Mar-97     ZAPATILLA                     Beatriz Eugenia de Alba Ortiz                 188,117
  40      20-Mar-97     ZAPATILLA                     Beatriz Eugenia de Alba Ortiz                 188,117
  43       3-Sep-99     ZAPATILLA                 Benjamin Solis Lozano y Jovita Rivera             131,040
  41      20-Mar-97     ZAPATILLA                      Jose de Jesus de Alba Ortiz                  101,269
  11      14-Jan-99     ZAPATILLA                          Roberto Mata Jurado                       50,000
  27      14-Mar-96     ZAPATILLA                          Amado Loredo Loredo                       40,000
  47      18-Mar-97     ZAPATILLA                       Yolanda Rodriguez Angeles                    30,000
  10      14-Jan-99     ZAPATILLA                          Roberto Mata Jurado                       10,000
   3       4-Jun-97     ZAPATILLA                              Toro de oro                           51,850
                                                                                                  ---------
                                                                  TOTAL                           6,439,260


                       Exhibit A-1 continued on next page

                                 THE PROPERTIES
                 MSX Surface Rights with Legal Deeds in Process

            SELLER                            AMOUNT IN PESOS
            ------                            ---------------
   Jose Ines Alvarez Tello                        225,000.00
     Cesareo Ojeda Orozco                          35,000.00
     Jesus Mendoza Ponce                           35,000.00
   Aristeo Guiterrez Chavez                       160,000.00
  Jose Luis Escalante Torres                      220,000.00
  Jose Antonio Meave Flores                        40,000.00
     Cesareo Ojeda Orozco                          10,000.00
    Jose Cruz Garcia Rocha                         13,500.00
   Ricardo Medellin Siller                         20,000.00
   Marcelina Alvarado Gomez                        71,500.00
   Serveriano Mata Alvarez                         85,000.00
  Maria Julia Flores Torres                        90,000.00
Jose Trinidad Franco Rodriguez                     85,000.00
  Jose Pastor Rivera Juarez                       257,361.00
                                                ------------
            TOTAL                               1,347,361.00

                                    EXHIBIT C

ASSIGNMENT AGREEMENT EXECUTED ON ONE PART BY GLAMIS DE MEXICO, S.A. DE C.V. AND ON THE OTHER PART BY GLAMIS EXPLORACION, S.A. DE C.V., ACCORDING TO THE FOLLOWING DECLARATIONS AND CLAUSES.

                                  DECLARATIONS

I. GLAMIS DE MEXICO, S.A. DE C.V. (HEREINAFTER "GM"), THROUGH ITS LEGAL REPRESENTATIVE DECLARES:

I.A. That it is a company legally incorporated under the laws of the Mexican Republic.

I.B. That its representative has the necessary authority to execute this agreement, authority that as of the execution date of this agreement has not been revoked or modified in any way.

I.C. That it whishes to transfer to Glamis Exploracion, S.A. de C.V., the rights derived from the document identified as "Royalty Deed" executed with Minera San Xavier, S.A. de C.V., on February 12, 2003 (the "Royalty").

I. GLAMIS EXPLORACION S.A. DE C.V. (HEREINAFTER "GE"), THROUGH ITS LEGAL REPRESENTATIVE DECLARES:

II.A. That it is a company legally incorporated under the laws of the Mexican Republic.

II.B. That its representative has the necessary authority to execute this agreement, authority that as of the execution date of this agreement has not been revoked or modified in any way. II.C. That it wishes to acquire the rights of GM, regarding the Royalty.

      In view of the above, GM and GE agree the following:

                                     CLAUSES

      FIRST. GM by this agreement assigns to GE, who accepts, the rights of the Royalty.

      SECOND. As consideration for the execution of this agreement, GE delivers to GM date of signature of the agreement, the amount of $1.00 (one peso, Mexican currency 00/100 M.N.)

      THIRD. COURTS AND APPLICABLE LAW. Any controversy between the parties arising out of this agreement shall be submitted to and solved by the competent courts of the Federal District, the parties to this agreement waiving hereby any other venue which they might be entitled by reason of their domiciles or any other case.

      In witness thereof, this agreement is signed on the 18th day of March, 2004.

Glamis de Mexico, S.A. de C.V.                  Glamis Exploracion, S.A. de C.V.

/s/ Charles A. Jeannes and
/s/ C. Kevin McArthur                           /s/ C. Kevin McArthur
--------------------------                      ---------------------
By: Charles A. Jeannes and                      By: C. Kevin McArthur
    C. Kevin McArthur